TIANYIN PHARMACEUTICAL CO., INC. ANNOUNCES RECORD SECOND QUARTER 2010 FINANCIAL RESULTS

➢	Q2 2010 Revenue Increased 47.9% to $14.9 Million, Net Income Increased 24.8% to $2.6 Million with adjusted EPS of $0.11 on a diluted basis

➢	Cash and Equivalents of $19.9 Million on December 31, 2009

➢	First-half 2010 Cash Flow from Operations Increased 24.5% to $4.9 million

➢	Tianyin secured SFDA approvals for four new products during the second quarter addressing multiple indications, bringing total number of products in the portfolio to 48

CHENGDU, China, February 8, 2010 /Xinhua-PRNewswire-FirstCall/ -- Tianyin Pharmaceutical Co., Inc., (NYSE Alternext: TPI), a manufacturer and supplier of modernized traditional Chinese medicine (“TCM”) based in Chengdu, China, today announced fiscal results for its second quarter ended December 31, 2009.

Q2 FY2010 Results
	Q2 FY2010	Q2 FY2009	CHANGE (%)
Net Sales	$14.9 million	$10.1 million	+48%
Gross Profit	$7.8 million	$5.2 million	+50%
GAAP Net Income	$2.6 million	$2.1 million	+25%
Adjusted Net Income*	$3.4 million	$2.1 million	+62%
GAAP EPS (Diluted)	$0.08	$0.13	-38%
Adjusted EPS (Diluted)	$0.11	$0.13	-15%
Weighted Shares Outstanding	30.4 million	15.7 million	+94%

Six Months FY2010 Results
	Six Months FY2010	Six Months FY2009	CHANGE (%)
Net Sales	$28.3 million	$10.7 million	+44%
Gross Profit	$14.8 million	$10.0 million	+48%
GAAP Net Income	$4.8 million	$3.8 million	+24%
Adjusted Net Income	$5.5 million	$3.8 million	+48%
GAAP EPS (Diluted)	$0.17	$0.16	+6%
Adjusted EPS (Diluted)	$0.19	$0.16	+19%
Weighted Shares Outstanding	28.5 million	24.7 million	+15%

Second Quarter Ending December 31, 2009 Financial Results

Revenue for the second quarter of fiscal 2010 was approximately $14.9 million, an increase of 47.9% compared to $10.1 million for the second quarter of fiscal 2009. The increase was attributable to higher sales of both existing and new products, channel expansion efforts that increased market penetration, and increased utilization of the Company’s expanded production facility. Revenues from the top three selling products, Ginkgo Mihuan Oral Liquid, Arpu Shuangxin Oral Liquid, and Azithromycin Dispersible Tablets, were $7.6 million and represented approximately 51% of total revenues collectively for the quarter.

Cost of goods sold for the three months ended December 31, 2009 was approximately $7.2 million or 48.1% of revenue as compared to $4.9 million or 49.0% of revenue for the three months ended December 31, 2008, yielding a gross profit of $7.8 million and gross margins of 51.9%, compared to $5.2 million in gross profit and gross margins of 51.0% during the second quarter of fiscal 2009. Gross margins improved as a result of an increase in higher margin products in the sales mix along with greater efficiencies in our production and manufacturing processes.

Operating expenses for the three months ended December 31, 2009 were approximately $4.6 million, up 72.0% compared to the same period in 2008. Selling, general and administration expenses for the period increased to approximately $4.4 million from $2.6 million in the second quarter of fiscal 2009 as a result of the implementation of Tianyin’s sales and marketing strategy, including increased sales payrolls and direct marketing expenses, in addition to non-cash stock compensation expense of $0.9 million.  Research and development expenses for the three months ended December 31, 2009 increased 134.4% to $0.2 million compared to the second quarter of fiscal 2009.

Operating income for the second quarter of fiscal 2010 totaled approximately $3.2 million, a 27.2% increase from the $2.5 million reported for the second quarter of fiscal 2009. Operating margins were 21.1% and 24.5% for the second quarter of fiscal 2010 and fiscal 2009, respectively as the Company continued to spend aggressively on sales and marketing initiatives to generate incremental and future product sales.

GAAP net income was approximately $2.6 million in the second quarter of fiscal 2010, a 24.8% increase, compared to $2.1 million for the second quarter of fiscal 2009. The company had an effective tax rate of 18.2% and 16.6%, for the second quarter of fiscal 2010 and 2009, respectively. Diluted earnings per share were $0.08 compared to $0.13 for the second quarter of fiscal 2010 and fiscal 2009 respectively, based upon 30.4 million and 15.7 million shares. Adjusted net income, which adds back the non-cash equity compensation charge of $0.9 million, was $3.4 million, representing 62.0% year-over year growth with earnings of $0.11 per diluted share. The divergence in the share count relates to the preferred shares which have been and are convertible into common, in addition to common shares issued in October 2009 private placement, and warrants both exercised and outstanding.

“Our strong performance in the second quarter and first half of fiscal year 2010 was driven by continued execution of our growth strategy, including the expansion of our sales force and distribution channels, increased sales and marketing activities to support market share gains for our expanding portfolio of products, in addition to rapid utilization of our newly added manufacturing capacity,” stated Dr. Guoqing Jiang, Tianyin’s Chief Executive Officer. “To facilitate our future growth strategy and to diversify our product offering, we formalized a joint venture named Sichuan Jiangchuan Pharmaceutical Co., Ltd. to produce macrolide antibiotics, which addresses a large and rapidly growing market in China. We have secured the property and commenced construction for our new production facility and expect this to be a key contributor to growth during fiscal 2011.  In addition, we received SFDA approval for four new generic products, which complement our portfolio and address established billion dollar plus markets that cover multiple indications. We currently have 40 drug candidates under SFDA review and believe the Chinese stimulus plan, favorable health care policies, increased consumer disposable income, and favorable demographic trends will continue driving overall growth in demand for the pharmaceutical market.”

Six Months Ending December 31, 2009 Financial Results

For the six months ended December 31, 2009, revenues increased 44.1% to $28.3 million from $19.7 million reported for the prior year period.  Ginkgo Mihuan, one of Tianyin’s flagship products, contributed approximately $9.2 million or 33% of total revenues for the first six months of fiscal 2010, representing 102% year-over-year growth.  Revenues generated from the Arpu Shuangxin Oral Liquid were $2.9 million, or 16% of total revenues, a 2% increase from fiscal 2009.  Tianyin’s top 5 selling products generated revenue of $14.7 million and represented 53% of total revenue.

Cost of goods sold for the first six months of fiscal year 2010 was approximately $13.5 million, yielding a gross profit of $14.8 million and gross margins of 52.3%, compared to $10.0 million in gross profit and a gross margin of 51.0% for the same period in fiscal year 2009.

Operating expenses for the first six months of fiscal year 2010 were $8.9 million, compared to $5.4 million in the same period in fiscal 2009. Selling, general and administration expenses for the period increased to approximately $8.5 million from $5.2 million, which included the previously disclosed non-cash equity compensation expense.

Operating income totaled approximately $5.9 million, a 27.1% increase from the $4.6 million reported for the first half of fiscal 2009. Operating margins were 20.8% and 23.6% for the first half of fiscal year 2010 and 2009, respectively, and were impacted by a non recurring $0.9 million equity compensation expense for consulting.

For the six months ended December 31, 2009, net income was approximately $4.8 million, a 23.6% increase from $3.8 million recorded for the same period in fiscal 2009. Diluted earnings per share were $0.17, compared to $0.16 in the same period 2009, based on 28.5 million and 24.7 million shares for 2010 and 2009, respectively.  Adjusted net income, which adds back the non-cash equity compensation charge of $0.9 million, was $5.5 million, representing 44.7% year-over year growth with earnings of $0.20 per diluted share.

The provision for income taxes was $1.1 million and $0.8 million for the first half of fiscal 2010 and 2009 with an effective tax rate of 18.5% and 16.6%, respectively.

Balance Sheet and Cash Flow

Cash and cash equivalents and restricted cash totaled $19.9 million on December 31, 2009 compared to $12.4 million on June 30, 2009, which was the result of cash flow from operations, a $4.5 million net equity raise completed in October, 2009, and proceeds from exercised warrants.  Net cash used in investing activities for the six months ended December 31, 2009 was $4.3 million for the acquisition of intangible drug, and property and equipment. The Company had a current ratio of 6.8 to 1 and total stockholders’ equity of $54.0 million, with total assets of $58.8 million versus total liabilities of $4.8 million on December 31, 2009. For the first six months of fiscal 2010, the Company generated $4.9 million in cash from operations versus $3.9 million for the same period in fiscal 2009.

Business Development & Outlook

▪
On October 29, 2009, Tianyin announced the Sichuan Jiangchuan Pharmaceutical Co., Ltd. (“Jiangchuan”) joint venture, which will focus on production of macrolide antibiotics, such as Azithromycin, one of the world’s best-selling antibiotics. Jiangchuan holds a license from Chinese State Food and Drug Administration (SFDA) to produce macrolide antibiotics and a related business license from the Industry and Commerce Bureau and Tax department. Tianyin owns 77% of Jiangchuan and will utilize this as the foundation for a broader, longer term strategy to build a significant presence in the rapidly growing Chinese macrolide antibiotics market, while diversifying its revenue base of western pharmaceuticals. Construction on a new production facility in Xinjin Industry Development Area commenced January 8, 2010, with Phase I expected to operational by July, 2010 and Phase II to be operational by the second half of 2010, with total anticipated capital expenditures of $20 million.  The Company anticipates significant revenue and earnings contributions from this initiative during fiscal 2011.

▪
On December 1, 2009, Tianyin received SFDA approvals to produce two generic products, including a Pediatric Fever and Cough Oral Liquid and an Antibacterial/Anti-inflammatory Capsule. The Pediatric Fever and

▪
Cough Oral Liquid is a generic prescription TCM that is used for respiratory tract infections and influenza in children to effectively reduce symptoms such as fever, shakes, cough, shortness of breath, and sore throat. According to Tianyin's market research and estimation, annual sales of this type of products are approximately $1.1 billion in China. The Antibacterial/Anti-inflammatory Capsules are a generic OTC TCM used as natural antibiotics to treat bacterial infection and inflammation with minimal side effects as compared to western antibiotics. Tianyin estimates that total annual sales of associated with products in this category are approximately $1.5 billion in China.

▪
Tianyin announced that 23 of its medicine compounds were included in the 2009 Edition of the National Basic Medical Insurance, Industrial Injury Insurance and Maternity Insurance Medicine Directory, which lists a total of 2,151 medicines and became effective on December 1, 2009. The 23 medicines treat a variety of common indications and diseases and make up approximately 70% of Tianyin’s total revenues for the fiscal year 2009.

▪	On January 11, 2010, Tianyin declared a quarterly cash dividend of 2.5 cents to be paid to its common stock shareholders for the fiscal second quarter of 2010 on March 10, 2010.

▪
On January 13, 2010, Tianyin received approvals from the Chinese State Food and Drug Administration (SFDA) to produce two generic antibiotics; Ofloxacin Tablets and Fleroxacin Tablets which target new indications for the Company. Ofloxacin addresses several indications including staph, strep throat (Streptococcus), pneumonia, E. Coli, and several sexually transmitted bacterial diseases.  Fleroxacin addresses several indications including chronic and acute bronchitis and pneumonia, salmonella, multiple gastrointestinal and abdominal infections, and skin/soft tissue infections. Both drugs are included in China's Essential Drug List (EDL), which is increasing demand for these products throughout the PRC.

Fiscal 2010 and 2011 Guidance

On October 29, 2009 management increased fiscal 2010 guidance for the year which ends June 30, 2010 and expects to report revenues of more than $63.6 million and net income of at least $11.3 million, representing 48.3% and 43.0% year-over-year growth respectively.

On December 3, 2009 management announced financial guidance for fiscal year ending June 30 2011.  The Company forecasted revenues of $113.3 million for fiscal 2011, representing a 78.1% increase over projected fiscal year 2010 revenues of $63.6 million, with net income of $19.6 million, representing 73.5% over projected net income of $11.3 million for fiscal 2010.

Conference Call

The Company will host a conference call to discuss the 2010 second quarter financial results on Monday, February 8, 2010 at 4:30 p.m. ET. Interested participants should call +1-877-941-8418 within the United States, or US +1-480-629-9809 if calling internationally. The conference ID is 4207607. It is advisable to dial in approximately 5-10 minutes prior to 4:30 p.m. EDT. If you are unable to participate in the call at the scheduled time, a playback will be available through February 22, 2010. To listen to the playback, please call +1-800-406-7325 from within the United States, or US +1-303-590-3030 internationally. Please use passcode 4207607 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at the following link: http://viavid.net/dce.aspx?sid=00007061 . To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About Tianyin Pharmaceuticals

Tianyin is a manufacturer and supplier of modernized Traditional Chinese Medicine ("TCM") in China. It was established in 1994 and acquired by the current management team in August 2003. It has a comprehensive product portfolio of 39 products, 22 of which are listed in the highly selective National Medicine Catalog of the National Medical Insurance program. Tianyin owns and operates two GMP manufacturing facilities and an R&D platform supported by leading Chinese academic institutions. The Company has a pipeline of 17 pharmaceutical products pending approval. Tianyin has an extensive nationwide distribution network throughout China with a sales force of 720 salespeople. Tianyin is headquartered in Chengdu, Sichuan Province with two manufacturing facilities and a total of 1,365 employees. For more information about Tianyin, please visit http://www.tianyinpharma.com.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

This press release utilizes Non GAAP financial measures, such as adjusted net income and earnings per share. Management believes that adjustments reflecting certain non cash charges are more representative of the Company’s operating results. Investors should not rely on such measures in making decisions

For more information, please contact:

    For the Company:
     Allen Tang, Ph.D., MBA, Assistant to the CEO
     Tel: +86-158-2122-5642
     Email: Allen.y.tang@gmail.com

    Investors:
     Mr. Matthew Hayden, HC International
     Tel: +1-561-245-5155
     Email: matt.hayden@hcinternational.net
     Web: http://www.hcinternational.net

-- FINANCIAL TABLES FOLLOW --

Consolidated Balance Sheets (Unaudited)
	December 31,	June 30,
	2009	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,866,573	$12,352,223
Accounts receivable, net of allowance for doubtful accounts of $172,182
and $171,947 at December 31, 2009 and June 30, 2009, respectively	8,642,875	5,620,519
Inventory	3,220,937	3,808,289
Advance payments	381,420	1,188,115
Loan receivable	293,400	-
Other receivables	201,321	601,912
Other current assets	43,811	81,277
Total current assets	32,650,337	23,652,335

Property and equipment, net	10,646,495	9,642,526

Intangibles, net	15,470,215	12,037,483

Total assets	$58,767,047	$45,332,344

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,650,451	$1,392,639
Short-term bank loans	1,400,985	1,399,075
VAT taxes payable	542,629	458,930
Income taxes payable	571,885	490,514
Other taxes payable	15,696	11,890
Dividends payable	98,538	325,417
Other current liabilities	501,851	307,934
Total current liabilities	4,782,035	4,386,399

Total liabilities	4,782,035	4,386,399

Equity
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,
25,795,902 and 17,908,912 shares issued and outstanding at
December 31, 2009 and June 30, 2009, respectively	25,796	17,909
Series A convertible preferred stock, $0.001 par value, 10,000,000 shares authorized, 2,322,750 and 7,146,500 shares issued and
outstanding at December 31, 2009 and June 30, 2009, respectively	2,323	7,147
Additional paid-in capital	28,337,810	19,694,514
Statutory reserve	2,299,807	2,299,807
Treasury stock	(111,587)	(111,587)
Retained earnings	20,393,640	16,486,775
Accumulated other comprehensive income	2,598,164	2,551,380
Total stockholders’ equity	53,545,953	40,945,945

Noncontrolling interest	439,059	-

Total equity	53,985,012	40,945,945

Total liabilities and equity	$58,767,047	$45,332,344

Consolidated Statements of Operations and Comprehensive Income (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Sales	$14,936,378	$10,101,869	$28,341,581	$19,663,809

Cost of sales	7,177,503	4,944,980	13,526,730	9,627,603

Gross profit	7,758,875	5,156,889	14,814,851	10,036,206

Operating expenses:
Selling, general and administrative	4,409,735	2,595,311	8,527,501	5,228,672
Research and development	197,380	84,220	389,870	166,858
Total operating expenses	4,607,115	2,679,531	8,917,371	5,395,530

Income from operations	3,151,760	2,477,358	5,897,480	4,640,676

Other income (expenses):
Interest income (expense), net	(10,443)	15,564	(19,995)	29,808
Other expenses	-	(26,975)	(39,510)	(54,695)
Total other expenses	(10,443)	(11,411)	(59,505)	(24,887)

Income before provision for income tax	3,141,317	2,465,947	5,837,975	4,615,789

Provision for income tax	571,756	408,827	1,081,691	767,677

Net income	2,569,561	2,057,120	4,756,284	3,848,112

Less: Net income attributable to noncontrolling interest	1,485	-	(1,040)	-

Net income attributable to Tianyin	2,568,076	2,057,120	4,757,324	3,848,112

Other comprehensive income
Foreign currency translation adjustment	10,927	256,933	46,784	346,367

Comprehensive income	$2,579,003	$2,314,053	$4,804,108	$4,194,479

Basic earnings per share	$0.10	$0.11	$0.20	$0.20
Diluted earnings per share	$0.08	$0.13	$0.17	$0.16

Weighted average number of common shares
outstanding
Basic	24,906,965	15,691,495	22,323,116	15,637,623
Diluted	30,439,912	15,691,495	28,521,127	24,697,018

Consolidated Statements of Cash Flows (Unaudited)
	For the Six Months Ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net Income	$4,757,324	$3,848,112
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	393,575	237,619
Noncontrolling interest	(1,040)	-
Share-based payments	1,055,395	-
Loss on disposal of fixed assets	39,510	-
Changes in current assets and current liabilities:
Accounts receivable	(3,013,450)	132,660
Inventory	592,309	(1,117,856)
Other receivables	401,237	608,042
Other current assets	37,500	227,140
Accounts payable and accrued expenses	256,055	(119,588)
VAT taxes payable	83,038	71,402
Income tax payable	80,668	66,275
Other taxes payable	3,788	(35,705)
Other current liabilities	193,483	732
Total adjustments	122,068	70,721

Net cash provided by operating activities	4,879,392	3,918,833

Cash flows from investing activities:
Additions to property and equipment	(1,288,234)	(570,491)
Additions to intangible assets – drug	(2,742,168)	(130,323)
Advance payments for research and development	-	(2,155,450)
Loan receivable	(293,280)	-

Net cash used in investing activities	(4,323,682)	(2,856,264)

Cash flows from financing activities:
Repayment of bank loans	-	(512,505)
Additional paid-in capital	7,590,962	-
Proceeds from minority shareholders	439,920	-
Payment of dividends	(1,077,335)	-

Net cash provided by (used in) financing activities	6,953,547	(512,505)

Effect of foreign currency translation on cash	5,093	66,124

Net increase in cash and cash equivalents	7,514,350	616,188

Cash and cash equivalents – beginning	12,352,223	12,057,150

Cash and cash equivalents – ending	$19,866,573	$12,673,338

Supplemental schedule of non cash activities
Advance payments exchanged for intangible assets – drug	$807,986	$-

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principals in the United States. We use various numerical measures in conference calls, investor meetings and other forums, which are or may be considered “Non-GAAP financial measures” under the SEC’s Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Preliminary and Non-audited Second Quarter and Year to Date Fiscal 2010 Earnings Reconciliation

	Three Months Ending	Six Months Ending
	December 31, 2009	December 31, 2009

Net Income (GAAP)	$2,568,076	$4,756,324
Stock Compensation Charges (a)	$900,000	$900,000
Less: Tax Adjustment	$163,800	$166,500
Adjusted Net Income	$3,304,276	$5,489,824

	Three Months Ending	Six Months Ending
	December 31, 2009	December 31, 2009

Earnings Per Share - Diluted (GAAP)	$0.08	$0.17
Stock Compensation Charges (a)	$0.03	$0.03
Adjusted Earnings Per Share - Diluted	$0.11	$0.20

(a)
Net Income and diluted earnings per share for the second quarter and first six months of fiscal year 2010 includes a non-cash Stock Compensation Charge of $900,000 or approximately $0.03 in Earnings Per Share for the Three Months Ending December 31, 2009 in connection with consulting services. The company has not previously incurred on a regular basis a charge of this nature.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Tianyin Pharmaceutical Corp. uses non-GAAP measures, such as Adjusted Net Income and Adjusted Diluted Earnings per share, which exclude certain non cash expenses. This non-GAAP adjustment is provided to enhance the user’s overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses we believe are not indicative of our core operating results.